Exhibit 3.07
THIRD
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
VALERO ENERGY CORPORATION
     Valero Energy Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts this Certificate of Amendment (this “Certificate of Amendment”) which amends its Restated Certificate of Incorporation, as amended by the Certificate of Designation filed July 31, 1997, the Certificate of Amendment filed July 31, 1997, the Certificate of Merger filed December 31, 2001, the Certificate of Designation filed June 30, 2003, the Certificate of Amendment filed September 17, 2004, and the Certificate of Merger filed August 31, 2005, effective September 1, 2005 (as amended, the “Restated Certificate of Incorporation”), as described below, and does hereby further certify that:
     1. The name of the Corporation is Valero Energy Corporation.
     2. At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation (the “Amendment”), declaring the Amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the Amendment is as follows:
NOW THEREFORE, BE IT RESOLVED, that the Board of Directors adopts and approves amending and restating the first paragraph of Article IV of the Restated Certificate of Incorporation of the Company to read in its entirety as follows (the “Charter Amendment”):
“The total number of shares of all classes of stock that the corporation shall have authority to issue is 1,220,000,000 shares, divided into classes as follows: 1,200,000,000 shares shall be Common Stock, par value $0.01 per share (“Common Stock”); and 20,000,000 shares shall be Preferred Stock, par value $0.01 per share (“Preferred Stock”). Shares of any class of stock of the corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the corporation may from time to time determine.”
     3. Pursuant to resolutions of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute and the Restated Certificate of Incorporation were voted in favor of the Amendment.

     4. The Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
     5. Pursuant to Section 103(d) of the DGCL, the Amendment will become effective upon its filing with the Secretary of State of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed on its behalf this 1st day of December, 2005.

VALERO ENERGY CORPORATION

By:	/s/ Jay D. Browning

Jay D. Browning
Vice President-Corporate Law and Secretary